EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
First Quarter 2022 Conference Call
May 5, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter of 2022 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Senior Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 4, 2022 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our first quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Chris will provide an update on our asset management activity. Afterward, we will open the call for Q&A.
We have five key themes for today’s call:
•First, our luxury resort portfolio continues to outperform and helped drive Comparable Hotel EBITDA of $59.4 million for the quarter, an increase of 26.9% versus the comparable quarter in 2019,

•Second, we continue to be cash flow positive at the corporate level and generated more cash flow in the first quarter than we did for the full year of 2021,
•Third, our portfolio is well-positioned to continue to outperform with very strong forward bookings as we are now seeing corporate transient and group business accelerating in their recovery on top of the already strong leisure segment,
•Fourth, our balance sheet is in good shape and with our recent refinancing of the Park Hyatt Beaver Creek, we have no remaining final debt maturities in 2022, and
•Fifth, we completed the acquisition of The Ritz-Carlton Reserve Dorado Beach in Dorado, Puerto Rico, one of the most iconic luxury assets in the Americas, which will further increase our already industry leading RevPAR.
Our Comparable Hotel EBITDA of $59.4 million during the quarter was driven by strong occupancy levels at our resort properties and a 13.9% increase in ADR over the prior-year quarter. Additionally, RevPAR for all hotels in the portfolio increased approximately 68% for the first quarter of 2022 compared to the first quarter of 2021 and our comparable portfolio RevPAR increased approximately 19% when compared to the first quarter of 2019. In fact, in the first quarter, we achieved the highest quarterly RevPAR in our Company’s history, and we are very encouraged to see our portfolio exceed comparable 2019 RevPAR levels. Additionally, as discussed, we closed on the acquisition of The Ritz-Carlton Reserve Dorado Beach in mid-March. Assuming that we had owned the property for the entire month of March, we would have achieved a RevPAR in the month of March of an unprecedented $400. I’m going to speak a little more about this luxury asset in a few moments, but this property is going to significantly increase our reported RevPAR going forward. We remain excited about our opportunities to deliver continued growth, and for calendar year 2022, we now expect to materially exceed both 2019 RevPAR and 2019 Hotel EBITDA on both a comparable and an actual basis.
Several of our hotels achieved very strong Hotel EBITDA margins during the quarter with Pier House Resort at 62%, Park Hyatt Beaver Creek at 42%, The Ritz-Carlton St. Thomas at 42%, and The Ritz-Carlton Sarasota at 41%. Our overall portfolio Comparable EBITDA margin was 33%, despite including one hotel with negative Hotel EBITDA.
While leisure demand continues to be strong, particularly on weekends, any significant uptick in RevPAR performance is likely to rely on the recovery of corporate transient demand, and ultimately corporate group demand. Overall, we have seen a strong start to the second quarter at our resort properties. For the month of April, we finished with 68% occupancy and ADR of $482, which equated to RevPAR for the month exceeding 2019 by almost 36%.
Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, nine of our fifteen hotels are considered resort destinations. These hotels include The Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, The Ritz-Carlton Lake Tahoe, The Ritz-Carlton Reserve Dorado Beach, Pier House Resort, Park Hyatt Beaver Creek, Hilton La Jolla Torrey Pines and The Ritz-Carlton St. Thomas. We are pleased to report that this segment delivered a combined Hotel EBITDA of $59.5 million for the quarter.

I also continue to be encouraged by the advancing recovery of our urban properties. These properties include the Capital Hilton, the Marriott Seattle Waterfront, The Notary Hotel, The Clancy, Mr. C Beverly Hills and the Sofitel Chicago. For the first quarter, five of these six properties posted positive Hotel EBITDA. This is a significant turnaround and demonstrates that demand is quickly returning to our cities, both amongst the leisure and, to a lesser extent, the corporate transient segment. We expect this trend to accelerate as office reopenings continue during 2022.
Additionally, we were cash flow positive again at the corporate level for the fifth consecutive quarter. While our balance sheet was already in good shape as we entered 2022, this puts us in a much stronger position financially.
We are also happy to be continuing to implement our growth strategy with the acquisition of the 96-room Ritz-Carlton Reserve Dorado Beach in Dorado, Puerto Rico for $193 million. An iconic luxury asset, this hotel was the first Ritz-Carlton Reserve in the Americas and is one of only five Ritz-Carlton Reserve properties worldwide. With its premier beachfront location on the North coast of Puerto Rico, the property is situated within Dorado Beach Resort, a 1,900-acre master planned community in one of the most sought after residential real estate markets in both Puerto Rico as well as the United States.
The ultra-luxury asset offers guests numerous world-class amenities both within the resort as well as the surrounding development. In addition, we acquired the income stream attributable to 14 luxury residential units adjacent to the ultra-luxury resort that participate in a rental management program. We believe this property is a great addition to our portfolio and are very excited about the prospects of this acquisition as the hotel's performance during the first quarter delivered comparable RevPAR of $1,725 with 56% occupancy and an ADR of $3,083.
Looking ahead, we continue to see a robust pipeline of acquisition opportunities in the market. We will continue to be extremely disciplined in our investment approach and only focus on transactions that we believe will be accretive to total shareholder return.
On the capital markets front, we continue to raise capital via our non-traded preferred stock offering, and during the quarter, we completed the refinancing of the Park Hyatt Beaver Creek Resort & Spa on very attractive terms. Deric will provide more details on that in a moment. Importantly, our balance sheet is in good shape, we have an attractive maturity schedule with our next hard maturity not until April 2023, and we recently reinstated our common dividend.
We have also been active on the investor relations front. In the months ahead, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.
Looking ahead, our unique portfolio focused on the luxury segment, with many properties in drive-to leisure markets, positions us to perform well in both the near term and the long term as business and group travel resumes. We continue to believe that Braemar represents a compelling opportunity in the lodging REIT space. We are a differentiated story, with the majority of our assets in very desirable resort locations, the highest quality portfolio in the public markets, a portfolio that is generating positive cash flow at the corporate level, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.
I will now turn the call over to Deric.

Financial Review – Deric Eubanks
Thanks, Richard.
For the first quarter of 2022, we reported net income attributable to common stockholders of $11.4 million or $0.15 per diluted share.
For the quarter, we reported AFFO per diluted share of $0.41 compared to AFFO of $0.20 per diluted share in the prior year quarter, reflecting a growth rate of 105%.
Adjusted EBITDAre for the quarter was $49.2 million, which was 41% higher than what we reported in the first quarter of 2019.
At quarter end, we had total assets of $2.0 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 3.1%. As of the end of the first quarter, we had approximately 45.2% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $185.2 million and restricted cash of $41.2 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $40.1 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs. As Richard mentioned, our Comparable Hotel EBITDA during the quarter was $59.4 million. After taking into account debt service, G&A costs, advisory fees and other corporate costs, preferred dividends and capital expenditures, for the quarter we generated almost $30 million in positive cash flow.
During the quarter, we completed the refinancing of the Park Hyatt Beaver Creek Resort & Spa on very attractive terms. The new, non-recourse loan totals $70.5 million and has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of SOFR + 2.86%. The financing addressed the Company’s only final debt maturity in 2022 and illustrates that there is attractive financing available for high quality assets like those in our portfolio.
I am also pleased to report that since we launched the effort in July of last year, we have raised approximately $86.7 million of net proceeds from our Series E and Series M non-traded preferred stock. We expect the proceeds from the sale of the Series E and Series M non-traded preferred stock as well as our internally generated cash flow to be our primary source of capital to facilitate our growth and deleveraging goals.
As Richard mentioned, during the quarter, we completed the acquisition of The Ritz-Carlton Reserve Dorado Beach, in Dorado Beach, Puerto Rico. Total consideration for the acquisition was approximately $193 million or $1.8 million per key, inclusive of the residential units in the rental program. The acquisition was funded with $104 million of cash, 6 million shares of Braemar common stock, and the assumption of a $54 million mortgage loan. No additional equity was issued to fund the cash portion of the consideration. The cash portion of the consideration was funded from available excess cash.
As of March 31, 2022, our portfolio consisted of 15 hotels with 3,736 net rooms.

Our share count currently stands at 79.6 million fully diluted shares outstanding, which is comprised of 71.3 million shares of common stock and 8.4 million OP units. In our financial results, we include approximately 4.1 million shares in our fully diluted share count associated with our Series B convertible preferred stock and approximately 13.6 million shares in our fully diluted share count associated with our Convertible Senior Notes.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
Comparable RevPAR for our portfolio increased 68% during the first quarter relative to the same time period in 2021. For the first quarter, our portfolio recorded 19% RevPAR growth over the same period in 2019. The outperformance of this portfolio is evident when you contrast our portfolio to the market as a whole as the U.S. Luxury and Upper Upscale chain scale markets have only reached 97% and 79% of 2019 RevPAR levels, respectively. Our portfolio’s market outperformance is a testament to the quality of the assets, as well as the tireless drive of our Asset Management team. A number of our assets had record setting performances during the first quarter and I would like to spend some time highlighting that success.
The Ritz-Carlton St. Thomas just completed the best quarter in the hotel’s history with $11.3 million in Hotel EBITDA. That is a 50% improvement over the first quarter of 2021 and a 38% improvement over the second quarter of 2021, which was the previous record. Our team has implemented value-add opportunities in order to take advantage of the increase in transient demand. One of those initiatives was investing in additional cabanas for the pool and beach area, which produced approximately $500,000 of revenue during the first quarter. This and other initiatives contributed to the hotel producing more than $31 million in Hotel EBITDA during the last 12 months. To put this performance into perspective, we purchased the hotel for $64 million back in 2015 and invested another $23.5 million in capital expenditures. The hotel is prospering, and it has been a remarkable investment.
The Ritz-Carlton Sarasota also completed a record quarter with $12.5 million in Hotel EBITDA. That is a 70% improvement over the first quarter of 2021 and a 62% improvement over the second quarter of 2021, which was the previous record. These results are in large part due to our team executing on initiatives that we identified during the acquisition process. The first being the resort membership program, which we have since sold out and is now producing approximately $6 million a year in recurring revenue. Another project, which was completed in December, was the addition of 10 keys to the hotel. These additional keys are allowing us to capitalize on the additional demand in the market. With these long-term initiatives in place, we anticipate that the hotel will continue to outperform.
Finally, I would like to highlight the Park Hyatt Beaver Creek, which also completed a record quarter with $9.0 million in Hotel EBITDA. That is a 102% improvement over the first quarter of 2021 and a 28% improvement over the first quarter of 2018, which was the previous record. During the summer of last year, our team decided to re-categorize several room types into premium rooms within the hotel, which contributed to the hotel’s RevPAR outperformance of 27% relative to the first quarter 2019. In addition, our team completed a market study of competitor restaurants and their menu pricing, which informed our decision to increase the pricing at our food and beverage outlets. This initiative contributed to the hotel exceeding first quarter 2019 food and beverage revenue by 27% and contributed to the hotels historic performance.
Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. In 2022, we plan to move forward with a guestroom renovation at the Capital Hilton, a renovation of the spa at The Ritz-Carlton Sarasota, a restaurant patio addition at the Park Hyatt Beaver Creek, and adding a retail shop in the lobby at The Ritz-Carlton Lake Tahoe. Overall, we anticipate spending approximately $60-70 million on capital expenditures this year.
I would like to finish by emphasizing how optimistic we are about the future of this portfolio. As I mentioned earlier, a number of our hotels are already breaking Hotel EBITDA records. During the first quarter, eight of our hotels exceeded first quarter Hotel EBITDA relative to 2019. The remaining hotels are located in urban destinations, such as Philadelphia, San Francisco, Seattle, and Washington D.C. Group demand in our portfolio is returning, with gross bookings during the month of March exceeding 2019 by 14%. With the return of that business, we fully anticipate that our urban hotels will start to outperform as well and allow us to unlock the full potential of this portfolio.
I will now turn the call back over to Richard for final remarks.
Richard Stockton
Thank you, Chris.
In summary, we continue to be pleased with the recovery trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties. We see a clear path for continued strength in our future financial results. We are well positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call up for Q&A.
<Q&A>
Richard Stockton
Thank you for joining us on our first quarter earnings call. We look forward to speaking with you again on our next call.